UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 23, 2013 (December 19, 2013)

Date of Report (Date of earliest event reported)

Protective Life Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 19, 2013, Protective Life Insurance Company (“Protective Life”), a wholly-owned subsidiary of Protective Life Corporation (“PLC”), and Wachovia Development Corporation (“Wachovia”) entered into agreements to refinance and extend the maturity of the $75 million operating lease dated January 11, 2007, which amended and restated the operating lease dated February 1, 2000, between Protective Life and an affiliate of Wachovia.  PLC acts as Guarantor of Protective Life’s obligations under the amended and restated operating lease and other related agreements. The subject of the operating lease is an office building and parking garage adjacent to Protective Life’s offices (the “Facility”).  The lease term will expire on December 19, 2018.

During the lease term, rent will be payable monthly in an amount equal to the aggregate accrued unpaid yield on Wachovia’s investment. This yield will be based on the one-month LIBOR rate plus a “spread” based on PLC’s debt rating.  Projected payments during the lease term total $81.2 million (assuming Protective Life exercises its right to purchase the Facility for $75 million at the end of the lease term).

If Protective Life fails to pay the required rent or another event of default occurs, Wachovia may declare the principal amount of its unrecovered investments and the accrued yield thereon and all other amounts payable by Protective Life immediately due and payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PROTECTIVE LIFE CORPORATION (Registrant)
/s/Steven G. Walker
Steven G. Walker
Senior Vice President, Controller
and Chief Accounting Officer

Dated: December 23, 2013